                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A
                                 (RULE 14A-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
                  PROXY STATEMENT PURSUANT TO SECTION 14(a) OF
              THE SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO.)

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement

[ ] CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE 14a-6(e)(2))

[X]  Definitive Proxy Statement

[ ]  Definitive Additional Materials

[ ]  Soliciting Material Pursuant to Section 240.14a-12

                               MOVADO GROUP, INC.
                (Name of Registrant as Specified In Its Charter)

 ______________________________________________________________________________
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

     (1)  Title of each class of securities to which transaction applies:
          ______________________________________________________________________

     (2)  Aggregate number of securities to which transaction applies:
          ______________________________________________________________________

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
          ______________________________________________________________________

     (4)  Proposed maximum aggregate value of transaction:
          ______________________________________________________________________

     (5)  Total fee paid:
          ______________________________________________________________________

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:
          ______________________________________________________________________

     (2)  Form, Schedule or Registration Statement No.:
          ______________________________________________________________________

     (3)  Filing Party:
          ______________________________________________________________________

     (4)  Date Filed:
          ______________________________________________________________________

                               MOVADO GROUP, INC.
                                  650 FROM ROAD
                            PARAMUS, NEW JERSEY 07652

                                                                    May 15, 2006

Dear Fellow Shareholder:

     You are cordially invited to attend the 2006 Annual Meeting of Shareholders of Movado Group, Inc. to be held on Thursday, June 15, 2006 at 10:00 a.m., Eastern Daylight Time, at the Company's executive offices in Paramus, New Jersey. The official Notice of Meeting, Proxy Statement and form of proxy are enclosed with this letter. The matters listed in the Notice of Meeting are described in the enclosed Proxy Statement.

     We sincerely hope you will be able to attend the meeting. We will report on the Company's progress and respond to questions you may have about the Company's business.

     Whether or not you plan to attend, the vote of every shareholder is important and your cooperation in completing, signing and returning your proxy promptly will be appreciated.

     We hope to see you at the Annual Meeting.

Sincerely,

Gedalio Grinberg                        Efraim Grinberg
CHAIRMAN OF THE BOARD OF DIRECTORS      PRESIDENT AND CHIEF EXECUTIVE OFFICER

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN AND RETURN
 YOUR PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE WHICH REQUIRES NO POSTAGE IF
                          MAILED IN THE UNITED STATES.

                               MOVADO GROUP, INC.
                                  650 FROM ROAD
                            PARAMUS, NEW JERSEY 07652

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                  June 15, 2006

Notice is hereby given that the Annual Meeting of Shareholders of Movado Group, Inc. will be held on Thursday, June 15, 2006 at 10:00 a.m., Eastern Daylight Time, at the Company's executive offices located at 650 From Road, Paramus, New Jersey for the following purposes:

     1. To elect nine directors to serve until the next Annual Meeting and until their successors are elected and qualified; and

     2. To ratify the selection of PricewaterhouseCoopers LLP as the Company's independent accountants for the fiscal year ending January 31, 2007; and

     3. To approve an amendment and restatement of the Company's Executive Performance Plan, originally established effective February 1, 2001; and

     4. To transact such other business as may properly come before the meeting or any postponement or adjournment thereof.

Holders of the Company's Common Stock and Class A Common Stock of record at the close of business on May 12, 2006 are entitled to notice of and to vote at the Annual Meeting of Shareholders or any postponements or adjournments thereof.

Dated: May 15, 2006                     By order of the Board of Directors

                                        Timothy F. Michno
                                        Secretary and General Counsel

                               MOVADO GROUP, INC.
                                  650 FROM ROAD
                                PARAMUS, NJ 07652

                                 PROXY STATEMENT

INFORMATION CONCERNING THE SOLICITATION

     This proxy statement and the accompanying proxy are being furnished to the shareholders of Movado Group, Inc. (the "Company") in connection with the solicitation of proxies by the Board of Directors of the Company to be used for voting at the Annual Meeting of Shareholders (the "Annual Meeting") to be held on Thursday, June 15, 2006 at 10:00 a.m., Eastern Daylight Time, at the Company's executive offices located at 650 From Road, Paramus, New Jersey and at any adjournments thereof. It is expected that this proxy statement and the form of proxy will first be sent to shareholders on or about May 15, 2006.

     At the Annual Meeting, the holders of the Company's Common Stock and Class A Common Stock (together the "Capital Stock") will be asked to consider and vote upon the following proposals:

     1. To elect nine directors to serve until the next annual meeting and until their successors are elected and qualified; and

     2. To ratify the selection of PricewaterhouseCoopers LLP as the Company's independent accountants for the fiscal year ending January 31, 2007; and

     3. To approve an amendment and restatement of the Company's Executive Performance Plan, originally established effective February 1, 2001; and

     4. To transact such other business as may properly come before the Annual Meeting or any postponement or adjournment thereof.

     The Board of Directors knows of no other business to be presented at the Annual Meeting. If any other business is properly presented, the persons named in the enclosed proxy will have the power to vote all proxies received, and not theretofore revoked, in accordance with the recommendations of the Board of Directors. If the enclosed proxy is properly executed, returned to the Company in time for the Annual Meeting and not revoked, your shares will be voted in accordance with the instructions contained thereon. Where a signed proxy is returned, but no specific instructions are indicated, your shares will be voted as follows: FOR the nominees for Directors identified below; FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the Company's independent accountants for fiscal year 2007; and FOR approval of the Company's amended and restated Executive Performance Plan.

     Abstentions will be treated as present for purposes of determining a quorum for the Annual Meeting. Proxies returned by brokers as "non-votes" will not be treated as present for purposes of determining the presence of a quorum.

     Any shareholder who executes and returns a proxy may revoke it in writing at any time before it is voted at the Annual Meeting by: (i) filing with the Secretary of the Company, at the above address, written notice of such revocation bearing a later date than the proxy or a subsequent proxy relating to the same shares or (ii) attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute revocation of a proxy).

     The solicitation of proxies in the enclosed form is made on behalf of the Board of Directors. The entire cost of soliciting these proxies will be borne by the Company. In addition to solicitation by mail, proxies may be solicited personally or by telephone by officers, directors and employees of the Company, who will receive no additional compensation for such activities. Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of shares held of record by such persons, who will be reimbursed for their reasonable expenses incurred in such connection.

OUTSTANDING VOTING SECURITIES

     The Board of Directors has fixed the close of business on May 12, 2006 as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting (the "Record Date"). Only holders of record of the Capital Stock at the close of business on the Record Date are entitled to notice of and to vote at the Annual Meeting or any and all adjournments thereof. On April 19, 2006 there were 18,645,968 shares of Common Stock outstanding and 6,766,909 shares of Class A Common Stock outstanding. Each share of Common Stock is entitled to one vote, and each share of Class A Common Stock is entitled to 10 votes. The holders of a majority in voting power of the outstanding shares of Capital Stock entitled to vote at the Annual Meeting, present in person or represented by proxy, constitute a quorum at the Annual Meeting. Directors are elected by a plurality of the votes cast at the Annual Meeting. The approval of each of the proposals to ratify the selection of PricewaterhouseCoopers LLP as the Company's independent accountants for fiscal 2007 and to approve the amended and restated Executive Performance Plan requires the affirmative vote of a majority of the votes cast at the Annual Meeting.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information with respect to the beneficial ownership of the Class A Common Stock and the Common Stock as of April 19, 2006 (except as otherwise noted in footnotes 3, 4, 6 and 13) by (i) each shareholder who is known by the Company to beneficially own in excess of 5% of the outstanding shares of Class A Common Stock or of the outstanding shares of Common Stock, (ii) each director, (iii) each Named Executive Officer (as hereinafter defined) and (iv) all executive officers and directors as a group. Unless otherwise noted, all shares are beneficially owned by the persons indicated.

                                                                                     PERCENT OF
                                                                                     OUTSTANDING
                                                      SHARES OF                       SHARES OF
                                                       CLASS A       SHARES OF      CAPITAL STOCK
                                                       COMMON         COMMON      ----------------   PERCENT OF
                                                        STOCK          STOCK      CLASS A               TOTAL
                                                    BENEFICIALLY   BENEFICIALLY    COMMON   COMMON     VOTING
             NAME OF BENEFICIAL OWNER                   OWNED          OWNED       STOCK     STOCK    POWER (1)
-------------------------------------------------   ------------   ------------   -------   ------   ----------
Margaret Hayes Adame (2) ........................            --         15,750       --          *          *
AXA Assurances I.A.R.D. Mutuelle (3) ............            --        944,230       --       5.1%       1.1%
Babson Capital Management LLC (4) ...............            --      2,590,143       --      13.9%       3.0%
Richard J. Cote (5) .............................            --      1,165,394       --       6.0%       1.3%
Dimensional Fund Advisors Inc. (6) ..............            --      1,756,892       --       9.4%       2.0%
Alexander Grinberg (7) ..........................     2,591,220         21,518     38.3%         *          %
Efraim Grinberg (8) .............................     3,930,165      1,272,209     58.1%      6.5%      46.5%
Gedalio Grinberg (9) ............................     1,586,015        154,345     23.4%         *      18.6%
Alan H. Howard (2) ..............................            --         13,874       --          *          *
Richard Isserman ................................            --             --       --        --         --
Eugene J. Karpovich (10) ........................            --         55,077       --          *          *
Nathan Leventhal ................................            --             --       --        --         --
Timothy F. Michno ...............................            --             18       --          *          *
Donald Oresman (2) ..............................         3,920         12,000         *         *          *
Miriam Phalen (11) ..............................     2,594,744             --     38.3%       --       30.1%
Leonard L. Silverstein (2) (12) .................       942,283        104,646     13.9%         *      11.0%
SunTrust Banks, Inc. (13) .......................            --        984,500       --       5.3%       1.1%
All executive officers and directors as a group
   (13 persons) (14) ............................     5,520,100      2,674,026     81.6%     13.1%      65.7%

----------
*    DENOTES LESS THAN ONE PERCENT

The address for Messrs. Cote, A. Grinberg, G. Grinberg, E. Grinberg, Howard, Isserman, Karpovich, Leventhal, Michno, Oresman and Silverstein and Ms. Hayes Adame and Ms. Phalen is c/o Movado Group, Inc., 650 From Road, Paramus, New Jersey 07652.

(1) In calculating the percent of total voting power, the voting power of shares of Common Stock (one vote per share) and Class A Common Stock (10 votes per share) has been aggregated.

(2) The total shares of Common Stock reported as beneficially owned by each of Ms. Hayes Adame and Messrs. Howard, Oresman and Silverstein includes 12,000 shares each has the right to acquire by the exercise of options under the Company's 1996 Stock Incentive Plan.

(3) On February 14, 2006, in a joint filing on Schedule 13G under the Securities Exchange Act of 1934, as amended ("Exchange Act") by AXA Financial Inc.; AXA, which owns AXA Financial, Inc.; and AXA Assurances I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle and AXA Courtage Assurance Mutuelle (collectively "AXA Mutuelle") which, as a group control AXA, AXA Mutuelle reported beneficial ownership as of December 31, 2005 of 944,230 shares of Common Stock. It reported having sole dispositive power as to all and sole voting power as to 420,850 of such shares. It also reported that all such shares were acquired in the ordinary course of business and not for the purpose or with the effect of changing or influencing control of the Company, or in connection with any transaction having such purpose or effect. The address of AXA Mutuelle is 26 rue Drouot, 75009 Paris, France.

(4) In a filing on Schedule 13G under the Exchange Act dated January 30, 2006, Babson Capital Management LLC ("Babson") reported beneficial ownership as of December 31, 2005 of 2,590,143 shares of Common Stock as to which it reported having sole dispositive power. Babson also reported having sole voting power as to 2,589,288 and shared voting power as to 875 of such shares of Common Stock. Babson also reported that all of the shares of Common Stock that it beneficially owns were acquired in the ordinary course of business and not for the purpose or with the effect of changing or influencing control of the Company, or in connection with any transaction having such purpose or effect. The address of Babson is 470 Atlantic Avenue, Boston MA 02210.

(5) The total shares of Common Stock reported as beneficially owned by Mr. Cote includes 755,599 shares which he has the right to acquire by the exercise of options under the Company's 1996 Stock Incentive Plan and 2,200 shares held by a trust for the benefit of his children as to which shares Mr. Cote has shared dispositive power with his spouse who is the trustee with sole voting power.

(6) On February 1, 2006 in a filing on Schedule 13G under the Exchange Act, Dimensional Fund Advisors, Inc. ("DFA") reported beneficial ownership as of December 31, 2005 of 1,756,892 shares of Common Stock as to all of which it has sole voting and investment power. DFA also reported that all of the shares of Common Stock that it beneficially owns were acquired in the ordinary course of business and not for the purpose or with the effect of changing or influencing control of the Company, or in connection with any transaction having such purpose or effect. The address of DFA is 1299 Ocean Avenue, 11th Floor, Santa Monica, CA 90401.

(7) The total number of shares of Class A Common Stock beneficially owned by Mr. A. Grinberg includes 2,225,924 shares owned by Grinberg Partners L.P., a Delaware limited partnership, of which Mr. A. Grinberg is a limited partner, and 78,920 shares owned by trusts for the benefit of Mr. A. Grinberg's niece and nephew, of which trusts he is a co-trustee with Mr. Mark Fishman. Mr. A. Grinberg has shared voting power with Grinberg Partners L.P., Grinberg Group Partners, a Delaware general partnership (general partner of Grinberg Partners L.P.) and Miriam Phalen over the 2,225,924 shares owned by Grinberg Partners L.P., and shared voting and investment power with Mr. Fishman over the 78,920 shares owned by the trusts. The Common Stock owned by Mr. A. Grinberg includes 13,156 shares he has the right to acquire by the exercise of options under the Company's 1996 Stock Incentive Plan.

(8) The total number of shares of Class A Common Stock beneficially owned by Mr. E. Grinberg includes an aggregate of 563,306 shares held by several trusts for the benefit of Mr. E. Grinberg's siblings and himself, of which trusts Mr. E. Grinberg is sole trustee. As sole trustee, Mr. E. Grinberg has sole investment and voting power with respect to the shares held by such trusts. In addition, the amount of shares of Class A Common Stock reported for Mr. E. Grinberg includes an aggregate of 862,940 shares of Class A Common Stock held by several trusts for the benefit of Mr. E. Grinberg's siblings and himself, of which trusts Mr. E. Grinberg is co-trustee with Mr. Leonard L. Silverstein. As a co-trustee, Mr. E. Grinberg has shared investment and voting power with Mr. Silverstein with respect to the shares of Class A Common Stock held by such trusts. The total number of shares of Class A Common Stock beneficially owned by Mr. E. Grinberg also includes 2,225,924 shares owned by Grinberg Partners L.P., a Delaware limited partnership, of which Grinberg Group Partners, a Delaware general partnership ("GGP"), is the general partner. As the managing partner of GGP, Mr. E. Grinberg has shared power to direct the voting and disposition of the shares owned by Grinberg Partners L.P. Also included in the total number of shares of Class A Common Stock reported as beneficially owned by Mr. E. Grinberg are 15,000 shares owned by the Efraim Grinberg Family Foundation, a non-profit corporation, as to which shares Mr. E. Grinberg has shared investment and voting control together with the other member of the Board of Directors of that non-profit corporation. The total number of shares of Common Stock owned by Mr. E. Grinberg includes 64,278 shares of Common Stock held under the Company's Employee Savings and Investment Plan ("401(k) Plan"), the trustees of which are Messrs. G. Grinberg and E. Grinberg, both of whom have shared investment and voting power as to such shares, and 68,617 shares of Common Stock held under the Company's Stock Bonus Plan, for which Mr. E. Grinberg is a co-trustee and as to which shares he has shared investment and voting power. The total number of shares of Common Stock owned by Mr. E. Grinberg also includes 884,736 shares of Common Stock which he has the right to acquire by the exercise of options under the Company's 1996 Incentive Stock Plan. Mr. E. Grinberg disclaims beneficial ownership as to the 954,218 shares of Class A Common Stock held by the trusts for the benefit of his siblings of which he is trustee or co-trustee; the 64,278 shares of Common Stock held under the Company's 401(k) Plan (except to the extent of his pecuniary interest in such shares); the 68,617 shares of Common Stock held under the Company's Stock Bonus Plan; and all the shares held by the Efraim Grinberg Family Foundation.

(9) The total number of shares of Class A Common Stock beneficially owned by Mr. G. Grinberg includes: 89,343 shares of Class A Common Stock owned by The Grinberg Family Foundation, a non-profit corporation of which Mr. G. Grinberg, Sonia Grinberg and Leonard L. Silverstein are the directors and officers and as to which shares these three individuals have shared investment and voting power. Also included in the total number of shares of Class A Common Stock beneficially owned by Mr. G. Grinberg are 38,000 shares owned by CAP I Partners L.P., a limited partnership of which CAP I Partners LLC is the general partner. Mr. G. Grinberg, as the managing member of CAP I Partners LLC, has the sole power to vote and dispose of the shares owned by CAP I Partners L.P. The total number of shares of Common Stock beneficially owned by Mr. G. Grinberg includes 64,278 shares of Common Stock held under the Company's 401(k) Plan, the trustees for which are Messrs. G. Grinberg and E. Grinberg, both of whom have shared investment and voting power as to such shares; 68,617 shares of Common Stock held under the Company's Stock Bonus Plan, for which Mr. G. Grinberg is a co-trustee and as to which shares he has shared investment and voting power; and 10,000 shares of Common Stock held by a charitable remainder trust for which Mr. G. Grinberg is a co-trustee together with Mr. Andrew Weiss. Mr. G. Grinberg disclaims beneficial ownership as to the shares of Class A Common Stock owned by The Grinberg Family Foundation and by CAP I Partners L.P.; the shares of Common Stock held under the Company's 401(k) Plan (except to the extent of his pecuniary interest therein) and the shares of Common Stock held under the Company's Stock Bonus Plan.

(10) The total number of shares of Common Stock reported as beneficially owned by Mr. Karpovich includes 50,225 shares which he has the right to acquire by the exercise of options under the Company's 1996 Stock Incentive Plan.

(11) The total number of shares of Class A Common Stock beneficially owned by Ms. Miriam Phalen includes 2,225,924 shares owned by Grinberg Partners L.P., a Delaware limited partnership of which Ms. Phalen is a limited partner, and 78,914 shares owned by trusts for the benefit of Ms. Phalen's children, of which trusts Ms. Phalen is the sole trustee. Ms. Phalen has shared voting power with Grinberg Partners L.P., Grinberg Group Partners, a Delaware general partnership (general partner of Grinberg Partners L.P.) and A. Grinberg over the 2,225,924 shares owned by Grinberg Partners L.P., and sole voting and investment power over the 78,914 shares owned by the trusts.

(12) The total number of shares of Class A Common Stock beneficially owned by Mr. Leonard L. Silverstein includes an aggregate of 862,940 shares of Class A Common Stock held by several trusts for the benefit of Mr. G. Grinberg's three children, of which trusts Mr. Silverstein is co-trustee with Mr. E. Grinberg, with whom he has shared investment and voting power as to the shares held by such trusts. The total number of shares of Class A Common Stock reported for Mr. Silverstein also includes 89,343 shares of Class A Common Stock owned by The Grinberg Family Foundation, of which Mr. G. Grinberg, his wife and Mr. Silverstein are the directors and officers and as to which shares these three individuals have shared investment and voting power. The total number of shares of Common Stock beneficially owned by Mr. Silverstein includes: 4,000 shares owned by the Leonard and Elaine Silverstein Family Foundation of which Mr. Silverstein and his wife are the directors and officers and as to which shares they have shared investment and voting power, and 88,646 shares held by a trust of which Mr. Silverstein is trustee and as to which shares he has sole investment and voting power. Mr. Silverstein disclaims beneficial ownership of the shares of Class A Common Stock held by the trusts of which he is co-trustee with E. Grinberg, by The Grinberg Family Foundation and by The Leonard and Elaine Silverstein Family Foundation.

(13) On February 13, 2006 in a filing on Schedule 13G under the Exchange Act, SunTrust Banks, Inc. ("STB") reported beneficial ownership as of December 31, 2005 of 984,500 shares of Common Stock, as to all of which it has sole voting and investment power. STB also reported that all of the shares of Common Stock that it beneficially owns were acquired in the ordinary course of business and not for the purpose or with the effect of changing or influencing control of the Company, or in connection with any transaction having such purpose or effect. The address of STB is 303 Peachtree Street, Suite 1500, Atlanta, GA 30308.

(14) Excludes double counting of shares deemed to be beneficially owned by more than one person. Unless otherwise indicated, the individuals named have sole investment and voting power.

PROPOSAL 1 - ELECTION OF DIRECTORS

     Directors hold office until the next annual meeting of shareholders and until the election and qualification of their successors. The Company's By-laws provide that the number of directors constituting the Board may be changed by action of the Board of Directors, so long as the number is not less than three. The Board currently consists of nine directors. All of the nominees are members of the present Board of Directors. If any nominee for election to the Board of Directors of the Company should be unable to accept nomination or election as a director, which is not expected, the proxies may be voted with discretionary authority for a substitute or substitutes designated by the Board of Directors or the number of directors constituting the Board may be reduced in accordance with the Company's By-laws. Directors shall be elected by the holders of a plurality of the voting power present in person or represented by proxy and entitled to vote. Abstentions and broker "non-votes" shall not be counted for purposes of the election of directors. THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE ELECTION OF THE NOMINEES LISTED BELOW. PROXIES SOLICITED BY THE BOARD WILL BE SO VOTED EXCEPT WHERE AUTHORITY HAS BEEN WITHHELD.

     The following table lists information with respect to the nominees for election as Directors of the Company.

                               DIRECTOR
         NAME            AGE     SINCE    POSITION
         ----            ---   --------   --------
Margaret Hayes Adame      66     1993     Director
Richard J. Cote           51     2000     Executive Vice President and Chief
                                          Operating Officer; Director
Efraim Grinberg           48     1988     President and Chief Executive Officer;
                                          Director
Gedalio Grinberg          74     1967     Chairman of the Board of Directors
Alan H. Howard            46     1997     Director
Richard Isserman          71     2005     Director
Nathan Leventhal          63     2003     Director
Donald Oresman            80     1981     Director
Leonard L. Silverstein    84     1975     Director

     There are no family relationships between any of the Company's directors, except for Efraim Grinberg who is the son of Gedalio Grinberg. There are no arrangements between any director and any other person pursuant to which any of them was elected a director.

     Ms. Hayes Adame is the President of Fashion Group International, Inc., a non-profit organization working with the fashion industry, which she joined in March 1993. From 1981 to March 1993, Ms. Hayes Adame was a senior vice president and general merchandise manager at Saks Fifth Avenue, a major retailer. She is also a member of the board of directors of International Flavors & Fragrances, Inc.

     Mr. Cote joined the Company in January 2000 as Executive Vice President - Finance and Administration. In May 2001 Mr. Cote was promoted to Executive Vice President - Chief Operating Officer. Prior to joining the Company, Mr. Cote worked for Colgate-Palmolive, a consumer goods company, where, from 1998 to 2000 he was Vice President and Chief Financial Officer for U.S. operations, and from 1993 to 1998, he was Vice President and Chief Financial Officer for Asia/Pacific operations.

     Mr. E. Grinberg joined the Company in June 1980 and served as the Company's Vice President of Marketing from February 1985 until July 1986, at which time he was elected to the position of Senior Vice President of Marketing. From June 1990 to October 1995, Mr. E. Grinberg served as the Company's President and Chief Operating Officer and since October 1995 served as the Company's President. In May 2001, Mr. E. Grinberg was elected to the position of President and Chief Executive Officer. Mr. E. Grinberg also serves on the Board of Directors of Lincoln Center for the Performing Arts, Inc., the American Watch Association and the Jeweler's Fund for Children.

     Mr. G. Grinberg founded the Company's predecessor in 1961 and the Company in 1967. He has been the Chairman of the Board of Directors since then. Mr. G. Grinberg served as the Company's Chief Executive Officer until May 2001.

     Mr. Howard is a Managing Director of Credit Suisse First Boston LLC ("CSFB"), an international provider of financial services. He has been with CSFB and its predecessor companies since 1986. Mr. Howard has announced his retirement from CSFB effective June 30, 2006.

     Mr. Isserman was appointed to the Board in June 2005. In his nearly 40 year career with KPMG LLP, Mr. Isserman served as Audit Partner in KPMG's New York office for 26 years. He also led KPMG's real estate audit practice in New York and was a member of the firm's SEC Reviewing Partner's Committee. He currently teaches accounting courses at Yeshiva University and Long Island University business schools. A licensed New York state CPA, Mr. Isserman also serves as the chairman of the corporate compliance committee and a member of the audit committee for Federation Employment and Guidance Services, a social service agency in New York City.

     Mr. Leventhal served as Chief of Staff to John Lindsay, Deputy Mayor to Ed Koch, and Transition Chairman for both Mayors David Dinkins and Michael Bloomberg. He currently chairs Mayor Bloomberg's Committee on Appointments. In the not-for-profit sector, Mr. Leventhal served for 17 years as President of Lincoln Center for the Performing Arts, where he is now President Emeritus and Chairman of the Avery Fisher Artist Program. He currently serves on the boards and is chairman of the audit committees of 23 equity and fixed income mutual funds managed by the Dreyfus Corporation, an investment advisor. Mr. Leventhal is a former partner of the law firm Poletti Freidin Prashker Feldman & Gartner.

     Mr. Oresman was Executive Vice President and General Counsel of Paramount Communications, Inc., a publishing and entertainment company, from December 1983 until his retirement in March 1994. Prior to December 1983, Mr. Oresman was engaged in the practice of law as a partner of Simpson Thacher & Bartlett where he is now Of Counsel.

     Mr. Silverstein has been engaged in the practice of law at Silverstein and Mullens, a division of Buchanan Ingersoll, in Washington, D.C., for over 40 years. Mr. Silverstein also serves as Vice President and Director of Tax Management, Inc., a wholly owned subsidiary of BNA, Inc., and a director of Chevy Chase Federal Savings Bank. He is a former Vice Chairman and currently an active honorary trustee of the John F. Kennedy Center for the Performing Arts, Past President of the Alliance Francaise of Washington, formerly President and currently a director of the National Symphony Orchestra Association, Treasurer of the Madison Council of the Library of Congress and President, French-American Cultural Foundation.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND ITS COMMITTEES

     Board Meetings and Committees

     The Board of Directors has three committees: a Compensation Committee, an Audit Committee and a Nominating/Corporate Governance Committee. The Board of Directors held twelve meetings during fiscal 2006.

     Audit Committee

     The Audit Committee of the Board of Directors is currently composed of Messrs. Oresman, Howard and Isserman. Mr. Oresman is the chairman of the Audit Committee. The Board of Directors believes that each member of the Audit Committee is an "audit committee financial expert" as defined under the rules adopted by the SEC and, therefore, has accounting or related financial expertise in accordance with the NYSE listing standards. The Audit Committee held five meetings in fiscal 2006.

     The principal functions of the Audit Committee are to (i) appoint, approve the compensation of, terminate and oversee the work of the Company's independent auditors; (ii) approve in advance all audit and permissible non-audit services provided to the Company by independent auditors; (iii) review, in consultation with the Company's independent auditors, management and the Company's internal auditors, the Company's financial reporting process, including its internal controls; (iv) review with management and the Company's independent auditors, the Company's annual and quarterly financial statements before the same are publicly filed, and (v) report regularly to the Board with respect to any issues that arise concerning, among other things, the quality or integrity of the Company's financial statements, the performance of the internal audit function, the Company's compliance with legal requirements and the performance and independence of the Company's independent auditors. The Audit Committee operates under a written charter which is available on the Company's website at www.movadogroup.com and in print upon the written request of any shareholder.

     Compensation Committee

     The directors serving on the Compensation Committee of the Board of Directors are Ms. Hayes Adame and Messrs. Howard, Oresman and Silverstein. Mr. Howard is the chairman of the Compensation Committee. The Compensation Committee held four meetings in fiscal 2006. The principal functions of the Compensation Committee are to (i) review and approve corporate goals and objectives relevant to CEO compensation, evaluate the CEO's performance in light of those goals and objectives and set the CEO's compensation level based on that evaluation; (ii) review and approve compensation levels for executive non-CEO officers and key employees of the Company; (iii) review significant employee benefit programs and
(iv) establish and administer executive compensation programs, including bonus plans, stock option and other equity-based programs, deferred compensation plans and any other cash or stock incentive programs. The Compensation Committee operates under a written charter, which is available on the Company's website at www.movadogroup.com and in print upon the written request of any shareholder.

     Nominating/ Corporate Governance Committee

     The Nominating/Corporate Governance Committee, currently composed of Ms. Hayes Adame and Messrs. Leventhal and Silverstein, held three meetings in fiscal 2006. Mr. Leventhal is the chairman of the Nominating/Corporate Governance Committee. The principal functions of the Nominating/Corporate Governance Committee are to (i) identify individuals qualified to become directors, consistent with criteria approved by the Board, and recommend director candidates to the Board of Directors; (ii) develop and recommend corporate governance principles to the Board of Directors; (iii) oversee the adoption of a code of ethics for directors, officers and employees of the Company and assure that procedures are in place for disclosure of any waivers of that code for directors or executive officers; and (iv) oversee the evaluation of the Board. The Nominating/Corporate Governance Committee operates under a written charter. Copies of the Nominating/Corporate Governance Committee charter, the Company's Corporate Governance Guidelines and its Code of Business Conduct and Ethics are available on the Company's website at www.movadogroup.com and in print upon the written request of any shareholder.

     In considering possible candidates for director, the Nominating/Corporate Governance Committee will take into account all appropriate qualifications, qualities and skills in the context of the current make-up of the Board and will consider the entirety of each candidate's credentials. In addition, the Nominating/Corporate Governance

Committee will evaluate each nominee according to the following criteria: personal character, accomplishments, integrity, and reputation in the business community; knowledge of the industry in which the Company does business; sound business judgment; leadership ability and capacity for strategic thinking; experience working constructively with others; sufficient time to devote to Board matters; diversity of viewpoints and backgrounds and the absence of any conflict of interest that might interfere with performance as a director.

     Shareholders may recommend director candidates for consideration by the Nominating/Corporate Governance Committee. To have a candidate considered by the Nominating/Corporate Governance Committee, a shareholder must submit the recommendation in writing and must include the following information:

- The name of the shareholder and evidence of the person's ownership of Company stock, including the number and class of shares owned and the length of time of ownership; and

- The name of the candidate, the candidate's resume or a listing of his or her qualifications to be a director of the Company and the person's consent to be named as a director if nominated by the Board of Directors.

     Each such recommendation must be sent to the Secretary of the Company at Movado Group, Inc., 650 From Road, Paramus, New Jersey 07652 and must be received by the Secretary not less than 120 days prior to the anniversary date of the Company's most recent annual meeting of shareholders. The Nominating/Corporate Governance Committee will evaluate shareholder recommended director candidates in the same manner as it evaluates director candidates identified by other means.

     Richard Isserman, who is a nominee for election as a director, was initially recommended to the Nominating/Corporate Governance Committee as a nominee for appointment to the Board by the Company's CEO in May 2005.

Executive Sessions of Non-Management Directors

     The non-management directors hold regular executive sessions without management at least once each quarter. The chairman of the Nominating/Corporate Governance Committee is designated to chair these executive sessions under the Company's Corporate Governance Guidelines.

Communications with the Board of Directors

     Shareholders may communicate directly with the full Board of Directors, the Audit Committee of the Board of Directors or any individual director by sending such communication in writing to the attention of the General Counsel of the Company, 650 From Road, Paramus, NJ 07652. Such communications should indicate to whom they are intended to be directed. All communications received that relate to accounting, internal accounting controls or auditing matters will be referred to the chairman of the Audit Committee unless the communication is otherwise addressed. Parties may communicate anonymously and/or confidentially if they desire. All communications received will be forwarded to the appropriate director or directors.

Director Attendance at Annual Meeting

     The Company encourages all of the directors to attend each annual meeting of shareholders. To that end, and to the extent reasonably practicable, the Company regularly schedules a meeting of the Board of Directors on the same day as the Annual Meeting of Shareholders. All members of the Board of Directors attended the 2005 Annual Meeting of Shareholders.

Director Independence

     The listing standards of the New York Stock Exchange ("NYSE") require that a majority of the Board of Directors be independent. No director qualifies as independent unless the Board of Directors affirmatively determines that the director has no material relationship with the Company (directly or as a partner, shareholder or officer of an organization that has a relationship with the Company). The Board of Directors broadly considers all relevant facts and circumstances relative to independence and considers the issue not merely from the standpoint of the director, but also from the viewpoint of persons or organizations with which the director has an affiliation.

Material relationships can include commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships (among others). In accordance with the NYSE listing standards the Board has adopted categorical standards of director independence that provide that none of the following relationships will be considered a material relationship that would impair a director's independence:

- A director who is a director, an executive officer or an employee, or whose immediate family member is a director, an executive officer or an employee, of a company that makes payments to, or receives payments from, the Company for goods or services in an amount which, in any single fiscal year, is less than the greater of $1,000,000 and 2% of such other company's consolidated gross revenues; or

- A director who serves, or whose immediate family member serves, as an executive, officer, director, trustee or employee of a charitable organization and the Company's discretionary charitable contributions to the organization are less than the greater of $1,000,000 and 2% of that organization's consolidated gross revenues.

     The Board of Directors has determined that all of the members of the Board of Directors, with the exception of those three members who are employees of the Company (namely Messrs. E. Grinberg, G. Grinberg and R. Cote), representing a majority of the entire Board, are independent under the NYSE listing standards and satisfy the Company's categorical standards set forth above.

     In addition, in accordance with the NYSE listing standards, the Board of Directors has determined that the Compensation Committee and Nominating/Corporate Governance Committee are composed entirely of independent directors. The Board of Directors has also determined that each member of the Audit Committee is independent under the applicable rules of the SEC and under the NYSE listing standards.

DIRECTOR COMPENSATION

     No executive officer of the Company receives any additional compensation for serving the Company as a member of the Board of Directors or any of its committees. In fiscal 2006, directors who were not employees of the Company received an annual fee of $30,000. In addition, effective beginning in June 2005, the Chair of each committee receives an annual retainer of $5,000 (except that for the Chair of the Audit Committee, the annual retainer is $10,000) and each committee member also is paid $1,500 for each committee meeting attended. Also beginning in June 2005, each non-employee director receives an annual grant of a stock option to purchase 1,500 shares of the Company's Common Stock under the 1996 Stock Incentive Plan, as amended. All such options vest in one-third increments on each of the first three anniversaries following the grant date, expire after 10 years and have an exercise price equal to the fair market value of the Company's Common Stock on the date of grant.

EXECUTIVE OFFICERS

     For detailed information concerning Richard Cote, Gedalio Grinberg and Efraim Grinberg, see the listing for each under the heading "Election of Directors" above. The names of the other executive officers of the Company (and their respective ages as of the filing date of this report) are set forth below together with the positions held by each during the past five years.

        NAME          AGE                POSITION
        ----          ---                --------
Eugene J. Karpovich    59   Senior Vice President and Chief
                            Financial Officer

Frank V. Kimick        39   Vice President, Treasurer and
                            Assistant Secretary

Ernest R. LaPorte      54   Vice President Finance - Principal
                            Accounting Officer

Timothy F. Michno      49   Secretary and General Counsel

     Mr. Karpovich came to the Company in 1998 as CFO for the Movado brand. From 2000 to 2001 he was Vice President, Financial Planning for the Company. He was promoted to Senior Vice President and Chief Financial Officer in October 2001. Before joining the Company, Mr. Karpovich had been the CFO of the watch company Wittnauer International, Inc., a subsidiary of Westinghouse Electric Corporation, Inc., where he was employed for 23 years.

     Mr. Kimick began with the Company in 1996 as Assistant Treasurer and in May 2001 was promoted to Vice President, Treasurer. Mr. Kimick is responsible for worldwide treasury operations, banking relationships and all aspects of cash and risk management. Before joining the Company, Mr. Kimick had been the Treasurer for Sunshine Biscuits, Inc., a food company, and held several treasury and consulting positions at other organizations.

     Mr. LaPorte was hired in February 2005 as Vice President - Finance and was appointed Principal Accounting Officer in June 2005. Prior to joining the Company, he spent over five years at Barnes & Noble, Inc., a nation-wide retailer, in various senior management positions. Prior to that, Mr. LaPorte worked at GE Capital Corporation, a financial services company, in financial planning and controller capacities. Mr. LaPorte is a CPA.

     Mr. Michno joined the Company in April 1992 and since then has served as its Secretary and General Counsel. He has been engaged in the practice of law since 1983. Immediately prior to joining the Company and since 1986, he was an associate at the New York firm of Chadbourne & Parke. From 1988 to 1991 he served as a resident outside counsel to Fortune Brands, Inc. (formerly known as American Brands, Inc.), a consumer products company.

EXECUTIVE COMPENSATION

     The following table sets forth the compensation awarded to, earned by or paid to the Chief Executive Officer and each of the four other most highly compensated executive officers of the Company who were serving as such as of the end of the Company's last fiscal year (collectively, the "Named Executive Officers") during fiscal 2006, 2005 and 2004 (each fiscal year ending January
31) for services rendered in all capacities to the Company and its subsidiaries.

                           SUMMARY COMPENSATION TABLE

                                              Annual Compensation                   Long Term Compensation Awards
                                  ------------------------------------------   --------------------------------------
                                                                    Other      Restricted    Number of        All
                                                                   Annual         Stock     Securities       Other
                                                                Compensation     Awards     Underlying   Compensation
Name and Principal Position       Year   Salary($)   Bonus($)        ($)         ($) (1)    Options(#)        ($)
---------------------------       ----   ---------   --------   ------------   ----------   ----------   ------------
Efraim Grinberg,                  2006    891,538     500,000         --          14,216      100,000     123,094(2)
President and Chief Executive     2005    850,000     605,000         --          13,600      177,541     119,554
Officer                           2004    834,232     650,000         --          13,179      511,552     117,050

Gedalio Grinberg,                 2006    650,000           0     62,293(3)            0            0     427,024(4)
Chairman of the Board             2005    650,000     150,000         --               0            0     425,775
                                  2004    650,000     195,000         --               0            0     414,934

Richard Cote, Executive           2006    520,770     300,000         --         187,908       50,000      55,323(5)
Vice President, Chief Operating   2005    495,866     356,000         --         307,400      105,051      52,775
Officer                           2004    463,173     375,000         --           7,300      354,206      49,025

Eugene J. Karpovich               2006    246,953      95,000         --          64,826            0      15,242(6)
Senior Vice President, Chief      2005    230,842     116,000         --          61,742       20,913      14,913
Financial Officer                 2004    221,058     100,000         --          71,750        1,312      14,337

Timothy F. Michno                 2006    270,770      60,000         --          23,706            0      16,861(7)
Secretary and General Counsel     2005    245,865      75,000         --          37,890       20,000      15,587
                                  2004    223,423      81,000         --          25,780            0      14,525

----------
(1) At January 31, 2006 the aggregate number of shares of restricted stock held by each of the Named Executive Officers and the aggregate value thereof (based on the closing price of the Company's Common Stock as of January 31, 2006) were as follows: Mr. G. Grinberg: none; Mr. E. Grinberg: 2,202.51 shares, $41,605; Mr. Cote: 31,291.17 shares, $591,090; Mr. Karpovich:
     14,806.01 shares, $279,685; and Mr. Michno: 5,495.80 shares, $103,816. All of such shares held by Mr. E. Grinberg are phantom stock units ("Stock Units") granted under the Company's Deferred Compensation Plan for Executives ("Deferred Compensation Plan"). The Stock Units vest 20% at the end of each calendar year beginning in the calendar year in which awarded, except that, for participants 65 years or older, vesting is 100% at the end of the calendar year in which awarded. Mr. E. Grinberg was awarded 1,394.60, 1,181.37 and 956.04 Stock Units in calendar years 2003, 2004 and
     2005 respectively. Mr. Cote was awarded 818.76, 592.37 and 558.70 Stock Units in calendar years 2003, 2004 and 2005 respectively. Mr. Karpovich was awarded 196.78, 135.72 and 132.28 Stock Units in calendar years 2003, 2004 and 2005 respectively. Mr. Michno was awarded 187.44, 137.59 and 144.77 Stock Units in calendar years 2003, 2004 and 2005 respectively. No dividends accrue in respect of the Stock Units. In addition, the shares of restricted stock held by Messrs. Cote, Karpovich and Michno include the following shares of Common Stock granted under the Company's 1996 Stock Incentive Plan: for Mr. Cote, 30,000 shares, 20,000 of which vest April 8, 2007 and 10,000 of which vest April 8, 2008; for Mr. Karpovich, 14,500 shares vesting: 7,000 on April 28, 2006, 4,000 on April 8, 2007, and 3,500
     on April 8, 2008; and for Mr. Michno, 5,180 shares vesting: 2,400 on April 28, 2006, 1,580 on April 8, 2007, and 1,200 on April 8, 2008. No dividends accrue in respect of the restricted stock grants under the 1996 Stock Incentive Plan.

(2) Includes a $3,400 matching contribution made by the Company in respect of fiscal 2006 for the account of Mr. E. Grinberg pursuant to the Company's Employee Savings and Investment Plan ("401(k) Plan"). Also includes a matching cash contribution of $71,077 and a non-cash contribution of 956.04 Stock Units valued at $17,770 (based on the closing prices of the Company's Common Stock on the grant dates) for fiscal 2006 to his account under the Company's Deferred Compensation Plan. Also includes $30,847 in total annual premiums paid in respect of certain life insurance policies purchased for Mr. E. Grinberg by the Company. Under his arrangement with the Company, Mr.
     E. Grinberg is entitled to the cash surrender value in respect of certain of these life insurance policies and his beneficiary is entitled to the applicable benefit without, in either event, reimbursement to the Company of any premiums paid by the Company under such policies.

(3) Represents income allocated to Mr. G. Grinberg in accordance with IRS regulations for the use of an automobile leased by the Company, including allocated portion of lease payments; garage, maintenance and fuel costs; and charges for driver.

(4) Includes $208,624 in total annual premiums paid in respect of certain life insurance policies and one travel accident policy purchased for Mr. G. Grinberg by the Company. Under his arrangement with the Company, Mr. G. Grinberg is entitled to the cash surrender value under these policies and his beneficiary is entitled to the applicable benefit without, in either event, reimbursement to the Company of any premiums paid by the Company under such policies. Also includes a $3,400 matching contribution made by the Company in respect of fiscal 2006 for the account of Mr. G. Grinberg pursuant to the Company's 401(k) Plan. Also includes $150,000 accrued by the Company in respect of a Death and Disability Benefit Plan agreement with Mr. G. Grinberg. See "Certain Relationships and Related Transactions" below. Also includes a matching cash contribution of $52,000 and a non-cash contribution of 699.30 Stock Units valued at $13,000 (based on the closing prices of the Company's Common Stock on the grant dates) made by the Company for fiscal 2006 to Mr. G. Grinberg's account pursuant to the Company's Deferred Compensation Plan.

(5) Includes a $3,400 matching contribution made by the Company in respect of fiscal 2006 for the account of Mr. Cote pursuant to the Company's 401(k) Plan. Also includes a matching cash contribution of $41,538 and a non-cash contribution of 558.70 Stock Units valued at $10,385 (based on the closing prices of the Company's Common Stock on the grant dates) for fiscal 2006 to his account under the Company's Deferred Compensation Plan.

(6) Includes a $3,400 matching cash contribution made by the Company in respect of fiscal 2006 for the account of Mr. Karpovich pursuant to the Company's 401(k) Plan. Also includes a matching cash contribution of $9,384 and a non-cash contribution of 132.28 Stock Units valued at $2,458 (based on the closing prices of the Company's Common Stock on the grant dates) for fiscal 2006 to his account under the Company's Deferred Compensation Plan.

(7) Includes a $3,400 matching contribution made by the Company in respect of fiscal 2006 for the account of

     Mr. Michno pursuant to the Company's 401(k) Plan. Also includes a matching cash contribution of $10,769 and a non-cash contribution of 144.77 Stock Units valued at $2,692 (based on the closing prices of the Company's Common Stock on the grant dates) for fiscal 2006 to his account under the Company's Deferred Compensation Plan.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The Company has an agreement with Mr. Cote that provides for the continuation of his then applicable annual base salary paid bi-weekly for 24 months following Mr. Cote's termination of employment within two years after a change in control (defined as the acquisition by a person or group of more than 50% of the combined aggregate voting power represented by the Company's then outstanding shares; or certain mergers and asset sales; or a liquidation or dissolution), except that nothing is due if his termination is because of his death, disability or for cause.

     Messrs. Karpovich, Kimick, LaPorte and Michno each have an employment agreement with the Company providing that, although each is employed at will, he will be entitled to receive severance payments upon termination of his employment by the Company without Cause (as defined in the relevant employment agreement). The severance payments will be paid, for Messrs. Karpovich, Kimick and Michno, for 12 months after termination, and for Mr. LaPorte, for six months, in bi-weekly installments equal to the employee's base salary, and the employee will also be entitled to post-termination medical benefits under COBRA.

     Under a Death and Disability Benefit Plan Agreement with Mr. G. Grinberg, dated September 23, 1994, in the event of Mr. G. Grinberg's death or disability while employed by the Company, the Company will pay to his spouse, if she is then living, an annual benefit equal, as of fiscal 2006, to $373,014 (increased October 1 each year by an amount equal to two percent of the benefit that would have been payable in the prior year). Benefits are payable for the lesser of 10 years or the life of Mr. G. Grinberg's spouse, and are payable only from the general assets of the Company. Neither Mr. G. Grinberg nor his spouse may assign the Agreement or any of the benefits payable thereunder and none of the benefits are payable to the estates or any of the heirs of Mr. G. Grinberg or his spouse. The Agreement provides that it automatically terminates in the event of the termination of Mr. G. Grinberg's employment with the Company for any reason other than his death or disability and further provides that it is not to be considered a contract of employment. For purposes of the Agreement "disability" means the inability of Mr. G. Grinberg to perform the duties pertaining to his job because of accident, sickness or other illness as determined by a majority of disinterested directors.

     In fiscal 1996, the Company entered into an agreement with a trust which, at that time, owned an insurance policy issued on the lives of Gedalio Grinberg and his spouse. The insurance policy provides for a death benefit of $27 million. The trustees of the trust are the three children of Mr. G. Grinberg and his spouse, namely, Efraim Grinberg, Alexander Grinberg and Miriam Phalen. Under the agreement, the trust assigned the insurance policy to the Company as collateral to secure repayment by the trust of interest free loans made by the Company to the trust in amounts equal to the premiums on the insurance policy (approximately $740,000 per annum). The agreement required the trust to repay the loans from the death benefit proceeds of the policy. At January 31, 2003 the Company had loaned the trust $5,186,860 under this agreement. On April 4, 2003, the agreement was amended and restated to transfer the policy (which at that time had a cash surrender value of $4,595,591) from the trust to the Company in partial repayment of the then outstanding loan balance which, as of that date, was reduced to $591,269. If the policy is terminated prior to the death of the insureds, the trust must repay the Company the amount of the accumulated premiums which the Company would also recover from the death benefit in the event it is paid.

     Mr. Alex Grinberg, a beneficial owner of more than five percent of the Company's Class A Common Stock and the brother of Efraim Grinberg, is the President of the Company's Concord brand in the United States and earned $248,230 in salary in fiscal 2006. In addition, as a participant in the Company's Stock Incentive Plan, Mr. Alex Grinberg received an award of 2,400 shares of Common Stock last year, subject to the same terms and conditions applicable to similar awards made to the other participants in that plan, including a three year vesting requirement.

     Mr. David Phalen is the spouse of Miriam Phalen, a beneficial owner of more than five percent of the Company's Class A Common Stock, and the brother-in-law of Efraim Grinberg. Mr. Phalen is President of Movado Company Stores and earned $453,000 in salary and annual bonus in fiscal 2006. In addition, as a participant in the Company's Stock Incentive Plan, Mr. Phalen received an award of 2,400 shares of Common Stock last year, subject to the same terms and conditions applicable to similar awards made to the other participants in that plan, including a three year vesting requirement.

     See "Compensation Committee Interlocks and Insider Participation" for information regarding certain business relationships between the Company and Mr. Silverstein's law firm.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Company's Compensation Committee was at all times during fiscal year 2006 comprised entirely of independent Directors who at no time were executive officers or employees of the Company. Until June 24, 2005, the Compensation Committee was comprised of Margaret Hayes Adame, Alan H. Howard, Donald Oresman, Leonard L. Silverstein and Nathan Leventhal. Thereafter, for the duration of the fiscal year the Committee was comprised of the same individuals with the exception of Mr. Leventhal. Mr. Silverstein is a partner at the law firm of Silverstein & Mullens, a division of Buchanan & Ingersoll, P.C. That firm rendered legal services to the Company during fiscal 2006. No executive officer of the Company has ever served as a member of the board of directors or compensation committee of any company whose executive officers include a member of the Board of Directors or the Compensation Committee.

FISCAL 2006 STOCK OPTION GRANTS

     The following table provides certain information regarding grants of stock options made during fiscal 2006 to the Named Executive Officers pursuant to the Company's 1996 Stock Incentive Plan. Each such option granted, becomes exercisable with respect to one-third of the underlying shares subject thereto on each anniversary of the grant date, thus becoming fully exercisable on the third such anniversary.

                                         INDIVIDUAL GRANTS
                    ------------------------------------------------------
                                  % OF TOTAL
                                   NUMBER OF                                    GRANT
                     NUMBER OF    SECURITIES                                    DATE
                    SECURITIES    UNDERLYING                                  VALUE (1)
                    UNDERLYING      OPTIONS     EXERCISE                     ----------
                      OPTIONS     GRANTED TO     OR BASE                     GRANT DATE
                      GRANTED    EMPLOYEES IN     PRICE                        PRESENT
NAME                    (#)       FISCAL YEAR    ($/SH)    EXPIRATION DATE    VALUE($)
----                ----------   ------------   --------   ---------------   ----------
Efraim Grinberg       100,000        60.06        18.34    March 22, 2015      811,300
Gedalio Grinberg           --           --           --                --           --
Richard Cote           50,000        30.03        18.34    March 22, 2015      405,650
Eugene Karpovich           --           --           --                --           --
Timothy F. Michno          --           --           --                --           --

(1) The grant date present values set forth in the foregoing table were arrived at using the Black-Scholes option pricing model based on the following assumptions. Volatility was assumed to be 46.5% based on the weekly closing prices of the underlying Common Stock for the period ending March 22, 2005. The risk free rate of return for each option was determined based on the yield on the grant date on a U.S. Government Zero Coupon Bond with a maturity equal to the expected term of the option prior to exercise. Exercise was assumed to occur after 7 years. A dividend yield of 1.74% was assumed to be constant over the life of the options. This schedule does not take into account provisions of the options providing for termination of the option following termination of employment or nontransferability. The dollar amounts under this column are the result of calculations using a certain option pricing model based on the foregoing assumptions and, therefore, are not intended to forecast possible future appreciation, if any, of the Company's Common Stock price.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR, AND FISCAL YEAR-END OPTION
VALUES

     The following table sets forth information concerning exercises of stock options by the Named Executive Officers during the last fiscal year and the fiscal year-end value of shares of Common Stock represented by unexercised stock options held by each of the Named Executive Officers as of January 31, 2006.

                                                       NUMBER OF SECURITIES
                                                      UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                            SHARES                  OPTIONS AT FISCAL YEAR END       IN-THE-MONEY OPTIONS
                           ACQUIRED      VALUE                 (#)                  AT FISCAL YEAR END ($)
                         ON EXERCISE    REALIZED   ---------------------------   ---------------------------
         NAME                (#)          ($)      EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
         ----            -----------   ---------   -----------   -------------   -----------   -------------
Gedalio Grinberg .....           0             0           0              0               0             0
Efraim Grinberg ......     220,796     4,156,485     851,402        100,000       3,582,150        55,000
Richard Cote .........           0             0     738,932         50,000       4,855,810        27,500
Eugene J. Karpovich ..           0             0      50,225         15,000          71,502        72,600
Timothy F. Michno ....      38,376       351,774           0         20,000               0        96,800

EQUITY COMPENSATION PLAN INFORMATION

     The table below sets forth information with respect to shares of Common Stock that may be issued under the Company's equity compensation plans as of January 31, 2006.

                                                                                 Number of securities
                                                                               Remaining Available For
                                                                                Future Issuance Under
                              Number of Securities to     Weighted-Average       Equity Compensation
                              be Issued Upon Exercise     Exercise Price of        Plans (Excluding
                              Of Outstanding Options,   Outstanding Options,   securities Reflected in
                                Warrants and Rights     Warrants and Rights          Column (a))
Plan category                           (a)                      (b)                     (c)
-------------                 -----------------------   --------------------   -----------------------
Equity compensation plans
   approved by security
   holders (1) ............         3,581,608(2)              $12.98(3)              2,289,507(4)
Equity compensation plans
   not approved by
   security holders (5) ...            68,617              Not applicable              107,550
                                    ---------              --------------            ---------
Total .....................         3,650,225                 $12.98                 2,397,057

----------
(1)  Includes the 1996 Stock Incentive Plan and the Deferred Compensation Plan.

(2) Includes 3,499,483 shares of Common Stock issuable upon the exercise of options and the vesting of stock awards outstanding under 1996 Stock Incentive Plan and 82,125 phantom stock units issuable as 82,125 shares of Common Stock under the Deferred Compensation Plan.

(3) Weighted average exercise price of options outstanding under the 1996 Stock Incentive Plan.

(4) Number of shares available for issuance under the 1996 Stock Incentive Plan as options and as other share based awards. The Deferred Compensation Plan does not provide for a limit on the number of phantom stock units available for issuance.

(5) Includes the Stock Bonus Plan described in Note 13 to the Company's consolidated financial statements included in the Company's Form 10-K filed for the year ended January 31, 2006.

COMPENSATION COMMITTEE REPORT

General

     The Compensation Committee of the Board of Directors (the "Committee") is responsible for reviewing and approving annually corporate objectives relative to the compensation of the Chief Executive Officer ("CEO"), evaluating the performance of the CEO against those objectives and determining the CEO's compensation based on that evaluation. In addition, the Committee also reviews and approves the structure for and levels of compensation for the Company's other executive officers and management, reviews significant employee benefit programs and reviews and administers the Company's 1996 Stock Incentive Plan. The Committee is comprised of Ms. Margaret Hayes Adame, Mr. Donald Oresman, Mr. Leonard L. Silverstein and Mr. Alan H. Howard, all of whom are independent directors.

     The compensation policies established by the Company and which were in effect during fiscal year 2006 are designed to enable the Company to attract, retain, motivate and appropriately reward a group of highly qualified individuals who are expected to contribute to the Company's continued success. The three primary components of executive compensation are base pay, cash bonuses and stock based awards primarily in the form of stock grants but also, to a lesser extent, stock options. The Committee reviews each component of executive compensation on an annual basis with reference to the competitive marketplace for skilled professionals, both at peer group companies and other organizations, inside as well as outside the watch and jewelry industry, and considering corporate, business unit and individual performance. To assist the Committee with such review in respect of fiscal 2006, the Committee retained a nationally recognized compensation consulting firm.

Base Salaries

     Base salary levels for senior management of the Company are reviewed by the Committee in light of the Committee's assessment of the responsibilities relative to the position under consideration, as well as each individual's background, training, experience and by reference to the competitive marketplace for comparable talent. Annual increases in base salary levels, if warranted, are reviewed with reference to the individual's performance, the performance of his or her business unit and the performance of the Company as a whole. Individual performance is evaluated by reference to the extent to which specific individual and departmental goals and objectives are met. These goals and objectives vary from department to department and, within any single department, from individual to individual. Corporate performance is measured by the Committee by reference to the Company's achievement of financial performance targets set at the beginning of the fiscal year.

     In fiscal 2005, the Committee approved management's recommendation to enter into retention agreements with certain executive officers and senior managers providing for severance payments that generally range from the equivalent of six to twelve months of base salary, payable only when employment is terminated without cause. Those agreements, which also contain non-compete and non-solicitation covenants on the part of the employee, also included limited equity grants in the form of stock options fully vesting after five years.

Cash Bonuses

     Cash bonuses, the second key component of executive compensation, are intended to provide incentives to senior management in the short term to achieve certain operating results, which are determined at the beginning of the fiscal year by management in consultation with the Board and the Committee. Concurrently with approving the annual operating objectives under the Company's annual bonus plan and the Executive Performance Plan (see below), the Committee establishes target and maximum bonuses for the coming fiscal year as a percentage of the base salary of each executive officer. In fiscal 2006, the target bonus for each of the CEO and the Chief Operating Officer ("COO") was set at 75% of their respective base salaries and bonus targets ranged from 25% to 50 % of base salary for the other executive officers. Actual incentive compensation awards may be more or less than targeted amounts depending on actual results compared with corporate, group and individual performance measures, but for those employees covered by the Executive Performance Plan (namely the CEO and the other Named Executive Officers - see "Executive Compensation", above) actual incentive compensation awards may be reduced or eliminated but not increased above the maximum bonus amount established for each such officer at the beginning of the year. Certain mid-level managers are also eligible to receive bonuses, which are used as an additional, incentive-based element of compensation dependent on corporate performance and individual merit.

     Based on the Company's performance in fiscal 2006 and its achieving many of its key operating results, including the achievement of the performance criterion under the Executive Performance Plan, the Committee authorized funding of the bonus pool for the fiscal year and the payment of individual bonus amounts in-line with the achievement of those corporate results. Individual bonus amounts were also determined by reference to subjective criteria and the extent to which individual performance objectives were achieved.

Equity Based Plans

     Stock ownership is the third key element of the Company's executive compensation program. Executive officers and senior and mid-level management employees generally receive annual long term equity grants under the Company's 1996 Stock Incentive Plan (the "Incentive Plan") which generally tend to be in the form of stock awards. To a lesser extent, stock options are granted under the Incentive Plan but generally are limited primarily to certain newly hired and/or newly promoted employees and to the CEO and the COO. The Committee believes that for the CEO, and to a lesser extent the COO, stock options are a more effective means to closely tie individual performance directly to that of the Company's stock price since the options, unlike stock awards which will have some value upon vesting even if the price of the Company's stock has declined since the date of grant, will have no value unless the Company's share price has increased. In addition to the Incentive Plan, equity participation is also afforded to executives and certain key employees who participate in the Company's Deferred Compensation Plan as well as to all other employees, not eligible to participate in the Deferred Compensation Plan through the Company's Employee Stock Bonus Plan, adopted in fiscal 1999 ("Stock Bonus Plan").

     Stock awards and options have been awarded under the Incentive Plan on the basis of the position held by the grantee, contributions made by the person for the given fiscal year as well as expectations of future contributions. Both option and stock grants are designed to retain executive officers and enhance shareholder value by aligning the financial interests of each executive officer or other key employee with the interests of the Company's shareholders over the long term. All options granted under the Incentive Plan have an exercise price equal to or greater than the market value of the stock on the date of grant, generally vest in equal annual increments over three or five years and expire ten years from the date of grant. Some previously granted options also contained a reload feature under which option holders can use Company Common Stock (or Class A Common Stock) they have owned for at least six months to pay the exercise price of their options, have shares withheld for the payment of income taxes due on exercise and receive a new reload option to make up for the shares used or withheld. The Committee no longer grants any options with reload rights and most reload rights previously granted have been terminated, including all those granted to the CEO and the other executive officers. In fiscal 2006, the Committee made performance awards under the Incentive Plan in the form of stock awards and generally limited option grants to newly hired or promoted key employees and, as discussed above, to the CEO and COO. All stock awards of Common Stock granted under the Incentive Plan in fiscal 2006 are subject to a three year vesting requirement.

     Under the Deferred Compensation Plan, participants' salary deferrals, up to either five or ten percent of base salary, are fully matched by the Company. Eighty percent of the match is in the form of cash and twenty percent is in the form of rights to Common Stock representing the number of shares (including fractional shares) of Common Stock that such twenty percent portion of the matching contribution could purchase based on the closing price of the Common Stock at the end of the calendar quarter in which the contribution is made. Vesting in Company matching contributions is 20% per year. Distributions are made beginning in January following termination of the participant's employment and are in ten annual installments unless the Company determines to make them in a lump sum.

     Under the terms of the Stock Bonus Plan, the Company determines after the end of each fiscal year, depending on financial performance and subject to Compensation Committee and Board approval, whether to make a contribution of shares of Common Stock to the plan from its treasury shares, up to an amount equivalent in value to one percent (1%) of the total base salaries of all participants in the plan. Each participant vests in 100% of their pro-rata portion (based on salary) of such contribution after five years or upon attaining retirement age if sooner. All distributions to plan participants are in the form of shares of Common Stock of the Company, with cash payments for any fractional share amounts. The last contribution to the plan was for fiscal 2005 when the Company contributed 15,954 shares, representing one percent (1.0%) of total base salaries of all plan participants. Effective for fiscal 2006, in lieu of making any further contributions to the Stock Bonus Plan, the Company has increased the maximum amount of its 401(K) match from two percent (2%) to three percent (3%).

Compensation of Chief Executive Officer

     The compensation paid to the Company's CEO in fiscal 2006 consisted primarily of salary, bonus and the grant of a stock option for the purchase of 100,000 shares of Common Stock. The option is exercisable at a price equal to the market price of the Common Stock on the grant date, vests incrementally over three years and expires 10 years after the grant date. The bonus of $500,000 was awarded to Mr. E. Grinberg under the terms of the Company's 2001 Executive Performance Plan based of the Company achieving the performance criteria for fiscal 2006 as set forth in that plan and as previously approved by the Committee, namely achieving the targeted earnings per share for that performance period.

Policy Regarding Deductibility of Compensation

     Section 162(m) of the Internal Revenue Code limits the tax deduction to $1 million for compensation paid to the CEO and the four other most highly compensated executive officers of the Company. Qualifying performance-based compensation is not subject to the deduction limit if certain requirements are met. The Company's 2001 Executive Performance Plan which was adopted in fiscal 2002 is structured such that annual incentive bonuses and long-term equity-based compensation paid thereunder for the Company's most senior executives should constitute qualifying performance-based compensation under Section 162(m). However, the Compensation Committee recognizes that unanticipated future events, such as a change of control of the Company or a change in executive personnel, could result in a disallowance of compensation deduction under Section 162(m). Moreover, the Compensation Committee may from time to time award compensation that is non-deductible under Section 162(m) when in the exercise of the Compensation Committee's business judgment such award would be in the best interest of the Company.

COMPENSATION COMMITTEE
Alan H. Howard (Chairman)
Margaret Hayes Adame
Donald Oresman
Leonard L. Silverstein

                Comparison of Five--Year Cumulative Total Returns
                              Performance Graph for
                                MOVADO GROUP INC

               Produced on 04/12/2006 including data to 01/31/2006

PERFORMANCE GRAPH

     The performance graph set forth below compares the cumulative total shareholder return of the Company's Common Stock for the last five fiscal years through the fiscal year ended January 31, 2006 with that of the Broad Market (CRSP Total Return Index for the NYSE Stock Market) and a peer group index comprised of the following two companies: Fossil Inc. and Tiffany & Co. (the "peer group"). The returns of each company in the peer group index have been weighted according to the respective issuer's stock market capitalization. Each graph assumes an initial investment of $100 on January 30, 2001 and the reinvestment of dividends (where applicable).

                               (PERFORMANCE GRAPH)

                                     Legend

Symbol     CRSP Total Returns Index for:        01/2001   01/2002   01/2003   01/2004   01/2005   01/2006
------     -----------------------------        -------   -------   -------   -------   -------   -------
(symbol)   MOVADO GROUP INC                      100.0     128.5     134.0     210.1     271.3     284.3
(symbol)   NYSE Stock Market (US Companies)      100.0      90.0      72.9      97.6     106.1     119.6
(symbol)   Self-Determined Peer Group            100.0      98.3      70.7     119.0     109.6     120.6

Companies in the Self-Determined Peer Group
   FOSSIL INC                                 TIFFANY & CO NEW

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

     Notwithstanding anything to the contrary set forth in any of the Company's previous or future filings under the Securities Act of 1933 or the Exchange Act the following report of the Audit Committee shall not be deemed to be incorporated by reference into any such filing and shall not otherwise be deemed filed under such acts.

     The Audit Committee has reviewed and discussed with the Company's management and with PricewaterhouseCoopers LLP management's assessment of the effectiveness of the Company's internal control over financial reporting, the evaluation by PricewaterhouseCoopers LLP of the Company's internal control over financial reporting and the audited financial statements of the Company for the fiscal year ended January 31, 2006. The Audit Committee has discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (Communications with Audit Committees) by the Auditing Standards Board of the American Institute of Certified Public Accountants.

     The Audit Committee has also received the written disclosures and the letter from PricewaterhouseCoopers LLP required by the Independence Standards Board Standard No. 1 (Independence Discussion with Audit Committees) and the Audit Committee has discussed the independence of PricewaterhouseCoopers LLP with that firm.

     Based on the Audit Committee's review and discussions noted above, the Committee recommended to the Board of Directors that the Company's audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended January 31, 2006 for filing with the Securities and Exchange Commission.

     The Committee and the Board also have recommended, subject to shareholder approval, the selection of PricewaterhouseCoopers LLP as the Company's independent auditors for fiscal 2007.

Members of the Audit Committee:
Donald Oresman (chairman)
Alan H. Howard
Richard Isserman

FISCAL 2006 AND 2005 AUDIT FIRM FEE SUMMARY

     The following table presents the aggregate fees billed for professional services rendered by the Company's independent auditors, PricewaterhouseCoopers LLP, in the "audit fees", "audit - related fees", "tax fees", and "all other fees" categories, in each case as such terms are defined by the SEC, for the fiscal years ended January 31, 2006 and 2005.

YEAR   AUDIT ($)   AUDIT RELATED ($)   TAX ($)   ALL OTHERS ($)   TOTALS ($)
----   ---------   -----------------   -------   --------------   ----------
2005   1,410,913        294,730        354,349        1,500        2,061,492
2006   1,312,200         61,000         51,050        2,320        1,426,570

     Audit fees include fees for audit or review services in accordance with generally accepted auditing standards and fees for services that generally only the Company's auditors provide, such as statutory audits and review of documents filed with the SEC.

     Audit related fees include fees for assurance and related services that are traditionally performed by the Company's auditors. The services include audits of employee benefit plans and consultation in connection with financial and accounting standards.

     Tax fees include fees for services that are performed by professional tax staff other than in connection with the audit. The services include tax compliance, tax advice and tax planning services.

     All other fees are subscription fees for the use of the independent auditors' database of authoritative literature and accounting and financial guidance.

     The Audit Committee reviews and approves all audit and non-audit services to be rendered in every instance by the Company's independent auditors before such auditors are engaged to render any such services. Therefore the Audit Committee has not adopted a pre-approval policy with respect to such services.

PROPOSAL 2 - RATIFICATION OF APPOINTMENT OF ACCOUNTANTS

     The Board of Directors, upon the recommendation of the Audit Committee, has appointed PricewaterhouseCoopers LLP to be the Company's independent accountants for the year ending January 31, 2007, subject to ratification of such appointment by the Company's shareholders. PricewaterhouseCoopers LLP has served as the Company's independent accountants since fiscal year 1977 and is considered by the Audit Committee and the Board to be well qualified. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting. Such representatives will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions. THE BOARD RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR SUCH RATIFICATION. PROXIES SOLICITED BY THE BOARD WILL BE SO VOTED UNLESS SHAREHOLDERS SPECIFY IN THEIR PROXIES A CONTRARY CHOICE.

PROPOSAL 3 - APPROVAL AND ADOPTION OF AMENDMENT AND RESTATEMENT OF 2001
     EXECUTIVE PEFORMANCE PLAN

     On March 27, 2006, the Compensation Committee of the Board of Directors of the Company unanimously approved the adoption of an amendment and restatement, effective February 1, 2007, of the Movado Group, Inc. Executive Performance Plan originally established effective February 1, 2001 (the "2001 Plan"; as amended and restated, the "Executive Plan") and recommended that the Executive Plan be submitted to the Company's shareholders for approval at the Annual Meeting. The following summary is qualified in its entirety by reference to the complete text of the Executive Plan, which is attached hereto as Appendix A. Capitalized terms used but not defined herein shall have the meanings set forth in the Executive Plan.

     Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code") generally does not allow publicly held companies to obtain tax deductions for compensation of more than $1 million paid in any year to their chief executive officer, or any of their other four most highly compensated executive officers ("Named Executive Officers"), unless such payments are "performance-based" in accordance with conditions specified under Section 162(m) of the Code and the Treasury Regulations promulgated thereunder. One of those conditions requires the Company to obtain stockholder approval of the material terms of the performance goals set by a committee of outside directors. The 2001 Plan was approved by the Company's shareholders on June 19, 2001 but that plan provides by its terms that it automatically expires on January 31, 2007. The Board of Directors is recommending that the shareholders approve the terms of the Executive Plan as described below, the effect of which would be to extend the termination date of the 2001 Plan to January 31, 2012; provided, however, that any compensation awards granted prior to January 31, 2007 would continue to be governed by the terms of the 2001 Plan. Subject to such approval, and if the applicable performance goals are satisfied, this proposal would enable the Company to continue to pay performance-based compensation to Named Executive Officers of the Company after the expiration of the 2001 Plan and to obtain tax deductions for such payments, without regard to the limitations of Section 162(m) of the Code.

     Summary of the Executive Plan

     PURPOSE

     The purpose of the Executive Plan is to establish a program of incentive compensation for the Named Executive Officers that is directly related to the performance results of the Company. The Executive Plan provides for annual incentives to be awarded to Named Executive Officers, as described below.

     ADMINISTRATION

     The Executive Plan is administered by the Compensation Committee of the Board of Directors (the "Committee"). The Committee is composed of two or more members of the Board, each of whom is required to be an "outside director" (within the meaning of Section 162(m) of the Code). The Committee has the authority that may be necessary or helpful to enable it to discharge its responsibilities with respect to the Executive Plan, including authority to establish the maximum bonus award which may be earned by each Named Executive Officer, to establish the performance goals upon which such bonus awards shall be based, calculate and determine each Named Executive Officer's level of attainment of such performance goals, and calculate the bonus award for each Named Executive Officer based upon such level of attainment.

     The Executive Plan will be effective as of February 1, 2007, subject to approval of the stockholders, as requested herein. The Executive Plan will terminate on January 31, 2012.

     BONUS AWARDS AND PERFORMANCE GOALS

     The Executive Plan provides that for each fiscal year (the "Performance Period"), no bonuses shall be payable thereunder to the Named Executive Officers unless the Company's earnings per share for the Performance Period, calculated in accordance with generally accepted accounting principals as consistently applied by the Company ("EPS"), equal or exceed the EPS target (the "Performance Goal") for the Performance Period. If the Performance Goal is met or exceeded for any Performance Period, the maximum aggregate bonus amount payable to all of the Named Executive Officers may not exceed a total of $5 million which also means that no individual Named Executive Officer may receive more than that amount for any Performance Period and if that total maximum amount were to be paid to any one such Named Executive Officer for any Performance Period then the others could not be paid any bonus under the Executive Plan. The Committee retains the right to reduce or eliminate entirely any bonus payments to any or all of the Named Executive Officers. If the minimum Performance Goal for a Performance Period is not met, no bonus payments will be made to the Named Executive Officers under the Executive Plan.

     AMENDMENT TO PLAN

     The Committee may amend, suspend or terminate the Executive Plan at any time; provided that no amendment may be made without the approval of the Company's shareholders if the effect of such amendment would be to cause outstanding or pending bonus awards that are intended to qualify for the performance-based compensation exception to Section 162(m) of the Code to cease to qualify for such exception.

     NEW PLAN BENEFITS

     Because amounts payable under the Executive Plan are based on satisfaction of certain Performance Goals in each applicable Performance Period, it cannot be determined at this time what amounts, if any will be received by any of the Named Executive Officers with respect to the 2008 fiscal year under the Executive Plan. However, under the 2001 Plan which was in effect last fiscal year, the following bonus awards were paid to the Named Executive Officers:

NAME AND POSITION                                     DOLLAR VALUE ($)
-----------------                                     ----------------
Efraim Grinberg                                            500,000
   President and Chief Executive Officer
Gedalio Grinberg                                                 0
   Chairman of the Board
Richard Cote                                               300,000
   Executive Vice President/Chief Operating Officer
Eugene J. Karpovich                                         95,000
   Senior Vice President/Chief Financial Officer
Timothy F. Michno                                           60,000
   Secretary and General Counsel
Executive Group                                            955,000
Non-Executive Director Group                                     0
Non-Executive Officer Employee Group                             0

     REQUIRED VOTE

     The Treasury Regulations promulgated under Section 162(m) of the Code require the affirmative vote of a majority of the votes cast on the issue at a meeting to approve the Executive Plan.

     Approval of the Executive Plan requires the affirmative vote of the holders of a majority in voting power of the outstanding shares of Capital Stock present in person or represented by proxy and entitled to vote at the Annual Meeting. THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR APPROVAL AND ADOPTION OF THE EXECUTIVE PLAN. Proxies solicited by the Board will be so voted unless shareholders specify in their proxies a contrary choice.

DATE FOR RECEIPT OF SHAREHOLDER PROPOSALS

     The Company's By-Laws set forth procedures requiring that any shareholder wishing to bring business before an annual meeting of shareholders, including the nomination of candidates to the Board of Directors, give timely written notice to the Secretary of the Company. To be timely such notice must be delivered personally or mailed to and received at the Company's principal executive offices not less than 60 or more than 90 days before the Annual Meeting, except that, if less than 70 days notice or prior public disclosure of the Annual Meeting date is given to shareholders, notice by a shareholder is timely if received not later than the close of business on the 10th day after the date notice of the Annual Meeting was mailed or public disclosure thereof was made. Shareholders' proposals intended to be presented at the 2007 Annual Meeting of Shareholders must be received by the Company no later than January 19, 2007 for inclusion in the Company's proxy statement and form of proxy relating to that meeting.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities and Exchange Act of 1934, as amended, requires the Company's executive officers, directors, and persons who own more than 10% of a registered class of the Company's equity securities (the "10% Stockholders") to file reports of ownership and changes of ownership with the Securities and Exchange Commission. As a practical matter, the Company assists its directors, officers and certain 10% Stockholders by completing and filing
Section 16 reports on their behalf. The Company's executive officers, directors and 10% Stockholders timely complied with all such filing requirements applicable to them with respect to their beneficial ownership of Capital Stock, except that a Form 3 ("Initial Statement of Beneficial Ownership") for Ernest LaPorte, the Company's Vice President Financial Reporting - Principal Accounting Officer, was inadvertently filed six days late.

OTHER MATTERS

     The Board of Directors, at the time of the preparation of this Proxy Statement, knows of no business to come before the Annual Meeting other than that referred to herein. If any other business should come before the Annual Meeting, the persons named in the enclosed proxy will have discretionary authority to vote all proxies received and not theretofore revoked in accordance with their best judgment.

     Upon the written request of any record holder or beneficial owner of Common Stock or Class A Common Stock entitled to vote at the Annual Meeting, the Company, without charge, will provide a copy of its Annual Report on Form 10-K for the year ended January 31, 2006, as filed with the Securities and Exchange Commission. Requests should be directed to Suzanne Michalek, Vice President Corporate Communications, Movado Group, Inc., 650 From Road, Paramus, New Jersey 07652.

May 15, 2006

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. SHAREHOLDERS WHO DO NOT EXPECT TO ATTEND THE ANNUAL MEETING AND WISH THEIR STOCK TO BE VOTED ARE URGED TO DATE, SIGN AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED SELF-ADDRESSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

                                                                      APPENDIX A

                  MOVADO GROUP, INC. EXECUTIVE PERFORMANCE PLAN
                  (AMENDED AND RESTATED AS OF FEBRUARY 1, 2007)

I.   PURPOSE

     The purpose of the Plan is to establish a program of incentive compensation for the Company's Covered Employees that is directly related to the performance results of the Company and such employees. The Plan provides annual incentives, contingent upon continued employment and meeting certain corporate goals, to certain key executives who make substantial contributions to the Company.

     This Plan is an amendment and restatement of the Movado Group, Inc. Executive Performance Plan, originally established effective February 1, 2001 (the "2001 Plan"); provided, however, that all Bonus Awards granted under the 2001 Plan will continue to be governed by the terms of the 2001 Plan.

II.  DEFINITIONS

     "BOARD" means the Board of Directors of the Company.

     "CODE" means the Internal Revenue Code of 1986, as amended.

     "COMMITTEE" means a committee selected by the Board to administer the Plan and composed of not less than two directors, each of whom is an "outside director" (within the meaning of Section 162(m) of the Code). If at any time such a Committee has not been so designated, the Compensation Committee of the Board shall constitute the Committee or if there shall be no Compensation Committee of the Board, the Board shall constitute the Committee.

     "COMPANY" means Movado Group, Inc. and each of its subsidiaries.

     "COVERED EMPLOYEES" means the Company's Chief Executive Officer and the other four most highly compensated executive officers of the Company whose compensation is or may be required to be disclosed under Item 402 of Regulation S-K pursuant to the Securities Exchange Act of 1934, as amended. For each Performance Period, the Committee shall designate in writing the other four most highly compensated executive officers who are eligible to participate in the Plan for such period.

     "DESIGNATED BENEFICIARY" means the beneficiary or beneficiaries designated in accordance with Article XII hereof to receive the amount, if any, payable under the Plan upon the Covered Employee's death.

     "BONUS AWARDS" means the awards which are intended to qualify for the performance-based compensation exception to Section 162(m) of the Code, as further described in Article VI, and which shall be payable under this Plan for any Performance Period only if the Performance Criteria for such Performance Period are met or exceeded and if and to the extent the Committee, in its discretion, authorizes such payment to be made. Bonus Awards for all Covered Employees may not exceed, in the aggregate, the maximum amount of five million dollars ($5 million) in any Performance Period. Necessarily, therefore, no individual Covered Employee may receive more than that amount for any Performance Period and if the total maximum aggregate Bonus Awards amount of $5 million were to be paid to any one such Covered Employee for any Performance Period then the others could not be paid any Bonus Awards.

     "PERFORMANCE CRITERIA" means the Company's targeted earnings per share for the applicable Performance Period, calculated in accordance with generally accepted accounting principles as consistently applied by the Company, as established by the Committee on or before April 30 of such Performance Period. If the Committee determines that a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which it conducts its business, or other events or circumstances render the Performance Criteria to be unsuitable, the Committee may modify such Performance Criteria or the related minimum acceptable level of achievement, in whole or in part, as the Committee deems appropriate and equitable; provided, however, that no such modification shall be made if the effect would be to cause a 162(m) Bonus Award to fail to qualify for the performance-based compensation exception to Section 162(m) of the Code.

     "PERFORMANCE PERIOD" means each fiscal year of the Company, which is the 12-month period beginning February 1st and ending January 31st.

     "PLAN" means the Movado Group, Inc. Executive Performance Plan, as amended and restated as of February 1, 2007.

III. ADMINISTRATION

     Except as otherwise herein expressly provided, full power and authority to construe, interpret, and administer the Plan shall be vested in the Committee, including the power to amend or terminate the Plan as further described in
Article XV. The Committee may at any time adopt such rules, regulations, policies, or practices as, in its sole discretion, it shall determine to be necessary or appropriate for the administration of, or the performance of its respective responsibilities under, the Plan. The Committee may at any time amend, modify, suspend, or terminate such rules, regulations, policies, or practices.

IV.  BONUS AWARDS

     The Committee, based upon information to be supplied by management of the Company and, where determined as necessary by the Board, the ratification of the Board, will establish for each Performance Period a maximum award (and, if the Committee deems appropriate, a threshold and target award) and Performance Criteria for each Covered Employee and communicate such award levels and criteria to each Covered Employee prior to or during the Performance Period for which such award may be made. Bonus Awards will be earned by each Covered Employee based upon the level of attainment of his or her Performance Criteria during the applicable Performance Period. In no event shall the Committee have any discretion to increase the Bonus Awards payable to the Covered Employees but the Committee may reduce the amount of any Bonus Award in its sole and absolute discretion. As soon as practicable after the end of the applicable Performance Period, the Committee shall determine the level of attainment of the Performance Criteria for each Covered Employee and the Bonus Award to be made to each Covered Employee.

V.   PAYMENT OF BONUS AWARDS

     The amount of any Bonus Awards earned during any Performance Period shall be determined by the Committee and any such Bonus Awards shall be paid as soon as practicable following the end of such Performance Period, but in no event later than March 15th of the calendar year immediately following the calendar year in which the Performance Period ends. Payment of Bonus Awards shall be made in the form of cash or, as otherwise determined by the Committee, in shares of Common Stock of the Company. Bonus Award amounts earned but not yet paid will not accrue interest.

VI.  162(M) REQUIREMENTS

     Each Bonus Award awarded under the Plan shall meet the criteria for qualification as a 162(m) award and will be subject to the following requirements, notwithstanding any other provision of the Plan to the contrary:

     1. No Bonus Award may be paid unless and until the shareholders of the Company have approved the Plan in a manner which complies with the shareholder approval requirements of Section 162(m) of the Code.

     2. Bonus Awards may only be made by a Committee which is comprised solely of not less than two directors, each of whom is an "outside director" (within the meaning of Section 162(m) of the Code).

     3. The performance goals to which a 162(m) Bonus Award is subject must be based solely on Performance Criteria. Such performance goals, and the maximum, target and/or threshold (as applicable) Bonus Award amounts payable upon attainment thereof, must be established by the Committee within the time limits required in order for the 162(m) Bonus Award to qualify for the performance-based compensation exception to Section 162(m) of the Code.

     4. No Bonus Award may be paid until the Committee has certified in writing the level of attainment of the applicable Performance Criteria.

     5. Bonus Awards for all Covered Employees may not exceed in the aggregate the maximum amount of five million dollars ($5 million) in any Performance Period.

VII. TERMINATION OF EMPLOYMENT

     A Covered Employee shall be eligible to receive payment of his or her Bonus Award earned during a Performance Period, so long as the Covered Employee is employed on the last day of such Performance Period, notwithstanding any subsequent termination of employment prior to the actual payment of the Bonus Award. In the event of a Covered Employee's death after the last date of the Performance Period and prior to the payment of a Bonus Award which has been earned, such payment shall be made to the Covered Employee's Designated Beneficiary. If a Covered Employee dies without a Designated Beneficiary surviving, the Covered Employee's spouse shall be deemed to be such Covered Employee's Designated Beneficiary, but if the deceased Covered Employee does not have a spouse surviving, then such Covered Employee's issue, per stirpes, shall be deemed to be such Covered Employee's Designated Beneficiary, but if the deceased Covered Employee has neither spouse nor issue surviving then such Covered Employee's estate shall be deemed to be such Covered Employee's Designated Beneficiary.

VIII. REORGANIZATION OR DISCONTINUANCE

     The obligations of the Company under the Plan shall be binding upon any successor corporation or organization resulting from merger, consolidation or other reorganization of the Company, or upon any successor corporation or organization succeeding to substantially all of the assets and business of the Company. The Company will make appropriate provision for the preservation of Covered Employees' rights under the Plan in any agreement or plan which it may enter into or adopt to effect any such merger, consolidation, reorganization or transfer of assets.

     If the business conducted by the Company shall be discontinued, any previously earned and unpaid Bonus Awards under the Plan shall become immediately payable to the Covered Employees then entitled thereto.

IX.  NON-ALIENATION OF BENEFITS

     Covered Employee may not assign, sell, encumber, transfer or otherwise dispose of any rights or interests under the Plan except by will or the laws of descent and distribution. Any attempted disposition in contravention of the preceding sentence shall be null and void.

X.   NO CLAIM OR RIGHT TO PLAN PARTICIPATION

     No employee or other person shall have any claim or right to be selected as a Covered Employee under the Plan. Neither the Plan nor any action taken pursuant to the Plan shall be construed as giving any employee any right to be retained in the employ of the Company.

XI.  TAXES

     The Company shall deduct from all amounts paid under the Plan all federal, state, local and other taxes required by law to be withheld with respect to such payments.

XII. DESIGNATION AND CHANGE OF BENEFICIARY

     Each Covered Employee may indicate upon notice to him or her by the Committee of his or her right to receive a Bonus Award a designation of one or more persons as the Designated Beneficiary who shall be entitled to receive the amount, if any, payable under the Plan upon the death of the Covered Employee. Such designation shall be in writing on a form prescribed by the Committee. A Covered Employee may, from time to time, revoke or change his or her Designated Beneficiary without the consent of any prior Designated Beneficiary by filing a written designation with the Committee. The last such designation received by the Committee shall be controlling; provided, however, that no designation, or change or revocation thereof, shall be effective unless received by the Committee prior to the Covered Employee's death, and in no event shall it be effective as of a date prior to such receipt.

XIII. PAYMENTS TO PERSONS OTHER THAN THE COVERED EMPLOYEE

     If the Committee shall find that any person to whom any amount is payable under the Plan is unable to care for his or her affairs because of incapacity, illness or accident, or has died, then any payment due to such person or his or her estate (unless a prior claim therefor has been made by a duly appointed legal representative) may, if the

Committee so directs, be paid to his or her spouse, a child, a relative, an institution maintaining or having custody of such person, or any other person deemed by the Committee, in its sole discretion, to be a proper recipient on behalf of such person otherwise entitled to payment. Any such payment shall be a complete discharge of the liability of the Company therefor.

XIV. NO LIABILITY OF COMMITTEE MEMBERS

     No member of the Committee shall be personally liable by reason of any contract or other instrument related to the Plan executed by such member or on his or her behalf in his or her capacity as a member of the Committee, nor for any mistake of judgment made in good faith, and the Company shall indemnify and hold harmless each employee, officer, or director of the Company to whom any duty or power relating to the administration or interpretation of the Plan may be allocated or delegated, against any cost or expense (including legal fees, disbursements and other related charges) or liability (including any sum paid in settlement of a claim with the approval of the Board) arising out of any act or omission to act in connection with the Plan unless arising out of such person's own fraud or bad faith.

XV.  TERMINATION OR AMENDMENT OF THE PLAN

     The Committee may amend, suspend or terminate the Plan at any time; provided that no amendment may be made without the approval of the Company's shareholders if the effect of such amendment would be to cause outstanding or pending 162(m) Bonus Awards to cease to qualify for the performance-based compensation exception to Section 162(m) of the Code. The 2001 Plan provided that it would automatically terminate on January 31, 2007. Subject to shareholder approval in accordance with Section 162(m) of the Code, this amendment and restatement of the Plan extends the automatic termination date to January 31, 2012; provided, however, that any Bonus Awards granted prior to January 31, 2007 shall continue to be governed by the terms of the 2001 Plan and any Bonus Awards granted after January 31, 2007 and prior to January 31, 2012 shall continue to be governed by the terms of the Plan as amended and restated effective February 1, 2007.

XVI. UNFUNDED PLAN

     Covered Employees shall have no right, title, or interest whatsoever in or to any investments which the Company may make to aid it in meeting its obligations under the Plan. Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any Covered Employee, Beneficiary, legal representative or any other person. To the extent that any person acquires a right to receive payments from the Company under the Plan, such right shall be no greater than the right of an unsecured general creditor of the Company. All payments to be made hereunder shall be paid from the general funds of the Company and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts except as expressly set forth in the Plan.

     The Plan is not intended to be subject to the Employee Retirement Income Security Act of 1974, as amended.

XVII. GOVERNING LAW

     The terms of the Plan and all rights thereunder shall be governed by and construed in accordance with the laws of the State of New York without reference to principles of conflict of laws.

XVIII. EFFECTIVE DATE

     The original effective date of the Plan was February 1, 2001, and the effective date of the Plan as amended and restated herein is February 1, 2007.

     As originally adopted by the Compensation Committee of the Board of Directors of Movado Group, Inc. at a meeting held on March 16, 2001, and as amended and restated herein by adoption of this Plan document by the Compensation Committee of the Board of Directors of Movado Group, Inc. at a Meeting held on March 27, 2006.

MOVADO GROUP,INC.                                NOTICE OF ANNUAL MEETING OF
   650 FROM ROAD, PARAMUS, NJ 07652        SHAREHOLDERS TO BE HELD JUNE 15, 2006

Dear Shareholder:

The Annual Meeting of Shareholders of Movado Group, Inc.will be held at 10:00 a.m.on Thursday, June 15, 2006, at the Company's executive offices, 650 From Road, Paramus, NJ, for the following purposes:

     1.   To elect nine directors to the Board of Directors.

     2.   To ratify selection of independent public accountants.

     3. To approve an amendment and restatement of the Company's Executive Performance Plan.

Only holders of Common Stock and Class A Common Stock of Movado Group, Inc.of record at the close of business on May 12, 2006 will be entitled to vote at the meeting or any adjournment thereof.

TO BE SURE THAT YOUR VOTE IS COUNTED,WE URGE YOU TO COMPLETE AND SIGN THE PROXY/VOTING INSTRUCTION CARD BELOW,DETACH IT FROM THIS LETTER AND RETURN IT IN THE POSTAGE PAID ENVELOPE ENCLOSED IN THIS PACKAGE. The giving of such proxy does not affect your right to vote in person if you attend the meeting.The prompt return of your signed proxy will aid the Company in reducing the expense of additional proxy solicitation.

                                        BY ORDER OF THE BOARD OF DIRECTORS


                                        ----------------------------------------
May 15, 2006                            TIMOTHY F.MICHNO
                                        General Counsel and Secretary

[ ] - DETACH PROXY CARD HERE -

PLEASE SIGN, DATE AND RETURN            [X]
THE PROXY PROMPTLY USING THE
ENCLOSED ENVELOPE.                      VOTES MUST BE INDICATED
                                        (X) IN BLACK OR BLUE INK.

1. Election of Directors

FOR all nominees [ ]   WITHHOLD AUTHORITY    [ ]   *EXCEPTIONS  [ ]
listed below           to vote for all
                       nominees listed below

Nominees: Gedalio Grinberg, Efraim Grinberg, Margaret Hayes-Adame, Richard Cote,
     Alan H. Howard, Richard Isserman, Nathan Leventhal, Donald Oresman and Leonard L. Silverstein

* Exceptions ___________________________________________________________________

INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, MARK THE "EXCEPTIONS" BOX AND WRITE THAT NOMINEE'S NAME IN THE SPACE PROVIDED.

                                                         FOR   AGAINST   ABSTAIN
2.   To ratify and approve the selection by the Audit    [ ]     [ ]       [ ]
     Committee of the Board of Directors of
     PricewaterhouseCoopers LLP as independent public accountants for the Company for the fiscal year ending January 31, 2007.

                                                         FOR   AGAINST   ABSTAIN
3.   To approve an amendment and restatement of the      [ ]     [ ]       [ ]
     Company's Executive Performance Plan, originally established February 1, 2001.

In their discretion the Proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournment or postponement thereof.

To change your address, please mark this box.                                [ ]

If you plan to attend the meeting, please mark this                          [ ]
box.

---------
SCAN LINE
---------

The signature on this Proxy should correspond exactly with stockholder's name as printed to the left. In the case of joint tenancies, co-executors, or co-trustees, both should sign. Persons signing as Attorney, Executor, Administrator, Trustee or Guardian should give their full title.


----------   --------------------------------   --------------------------------
Date         Share Owner sign here              Co-Owner sign here

MOVADO GROUP, INC.                                 PROXY/VOTING INSTRUCTION CARD

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                              OF MOVADO GROUP,INC.
                     FOR THE ANNUAL MEETING ON JUNE 15, 2006

     The undersigned appoints Timothy F. Michno and Frank Kimick, and each of them, with full power of substitution in each, the proxies of the undersigned, to represent the undersigned and vote all shares of Movado Group, Inc., which the undersigned may be entitled to vote at the Annual Meeting of Shareholders to be held on June 15, 2006, and at any adjournment or postponement thereof, as indicated on the reverse side.

     This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder.If no direction is given, this proxy will be voted FOR proposals 1, 2 and 3.

                                        MOVADO GROUP, INC.
                                        P.O. BOX 11346
                                        NEW YORK, N.Y. 10203-0346

            (Continued, and to be signed and dated on reverse side.)